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                           Regency Centers Corporation
                                  Press Release

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www.RegencyCenters.com                               CONTACT: LISA PALMER
----------------------                                     (904) 598-7636

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                REGENCY CENTERS REPORTS 9.7% FFO PER SHARE GROWTH

Jacksonville, Fla. (April 28, 2004) -- Regency Centers Corporation announced today financial and operating results for the quarter ended March 31, 2004. Net income for common stockholders for the quarter was $21.4 million, $0.35 per diluted share, compared to $17.9 million and $0.30 per diluted share for the same period last year, a 16.7% per share growth rate.

Regency reports Funds From Operations (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. For the first quarter, FFO was $41.9 million, or $0.68 per diluted share, compared to FFO of $38.4 million and $0.62 per diluted share for the same period last year, a per share growth rate of 9.7%.

"By every measure, Regency continues to perform at a high level," said Martin E. Stein, Jr., Chairman and Chief Executive Officer. "The fundamentals of the operating portfolio are extremely strong, in-process developments are performing well and the pipeline for new developments and acquisitions is growing. In addition we continue to successfully implement our capital recycling and joint venture strategies. As a result, Regency is well positioned to achieve its goal of increasing its sustainable per share earnings growth rate."


Portfolio Results

At March 31, 2004, Regency's total assets before depreciation were approximately $3.4 billion. At quarter end, the Company owned 260 shopping centers and single tenant properties, including those held in joint ventures, totaling 29.8 million square feet located in attractive markets across the nation. Occupancy of the operating portfolio at quarter end was 95.4%. Same property NOI growth was 2.3% for the quarter. Rent growth was 8.5% for the quarter on a same-store, cash basis. During the quarter Regency completed 338 new and renewal lease transactions, including development properties, for a total of 1.2 million square feet.


Capital Recycling - Investment and Disposition Activity

A key component of the Company's business model entails disposing of lower quality or higher risk properties and recycling the proceeds into higher quality acquisitions and developments. During the first quarter Regency sold five operating properties at an average cap rate of 9.7%. The gross sales price of the

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five properties was $55.2 million with Regency's share being $43.9 million.
Two of the five centers that were sold had dark anchors - a location that the anchor has closed despite continuing to pay rent.

During the quarter, Regency completed five developments with total net development costs at completion of $97.5 million and a net operating income yield on net development costs of 10.3%. As of March 31, 2004, the Company had 33 properties under development for an estimated total net investment at completion of $486 million. The in-process developments are 61% funded and 78% leased, including tenant-owned GLA. Subsequent to quarter end, Regency acquired Braemar Village Center, a Safeway anchored center located in Braemar Village, a 3,000 unit master planned community in a rapidly developing bedroom community 30 miles west of Washington, D.C.

Capital Markets

In January, Standard & Poor's Ratings Services affirmed its 'BBB' corporate credit ratings and stable outlook on Regency Centers Corp. and its operating partnership Regency Centers L.P. In addition, ratings were also affirmed on $1 billion of senior unsecured notes and $75 million of preferred stock.

During the quarter Regency closed an amended and restated $500 million unsecured revolving credit facility. The interest rate on the facility is equal to LIBOR plus a margin that is determined in accordance with the Company's long-term unsecured debt ratings. At the time of the agreement, the effective interest rate was LIBOR plus 75 basis points, a 10 basis point reduction from the prior agreement.

Subsequent to quarter end, Regency Centers, L.P., completed the sale of $150 million of ten-year senior unsecured notes. The 4.95% notes are due April 15, 2014 and are priced at 99.747% to yield 4.982%. As a result of two interest rate hedges initiated in June and October 2003 related to the issuance of the notes, the effective interest rate is 5.47%. The proceeds of the offering were used to partially repay the $200 million of 7.4% notes that matured on April 1, 2004.


G&A Expense Discussion

General and administrative (G&A) expenses for the quarter increased $1.8 million over the first quarter of 2003. The increased expense is primarily the result of performance compensation accruals. The Company accrues incentive compensation in relation to revenues earned and profits realized. Revenues and realized development and out parcel profits were higher in the first quarter of 2004 compared to the first quarter of 2003 resulting in a higher incentive compensation accrual in the first quarter of this year compared to the first quarter of last year. The Company expects 2004 G&A expenses to be in line with last quarter's guidance of a $3-5 million increase for the year.


Dividend

On April 28th, 2004, the Board of Directors declared a quarterly cash dividend of $0.53 per share, payable on May 26, 2004 to shareholders of record on May 12, 2004. The Board also declared a quarterly cash dividend of $0.46563 on the Series 3 Preferred stock, payable on June 30, 2004 to shareholders of record on June 1, 2004.

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Conference Call

In conjunction with Regency's first quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday April 29, 2004 at 10:00 a.m. EST on the Company's web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its first quarter 2004 supplemental information package that may help investors estimate earnings for 2004. A copy of the Company's first quarter 2004 supplemental information will be available from the Company's web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended March 31, 2004. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.


Funds From Operations Reconciliation to Net Income--Actual Results

                                                        Three Months Ended and
For the Periods Ended March 31, 2004 and 2003                Year to Date
                                                           2004          2003

Funds From Operations:

  Net income for common stockholders                    21,420,202    17,924,452
   Add (Less):
    Depreciation expense - real estate only             17,562,540    16,749,868
    Depreciation expense - joint ventures                1,313,708       800,633
    Amortization of leasing commissions and
     intangibles                                         2,344,389     1,691,810
    (Gain) loss on sale of operating properties         (1,151,709)      802,604
    Minority interest of exchangeable
     partnership units                                     385,157       436,701

Funds from Operations                                   41,874,287    38,406,068


  Weighted Average Shares
  For Diluted FFO Per Share (000s)                      61,640,631    62,097,729



Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood retail centers. Regency's total assets before depreciation are $3.4 billion. As of March 31, 2004, the Company owned 260 retail properties, including those held in joint ventures, totaling 29.8 million square feet located in high growth markets throughout the United States. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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In addition to historical information, the information in this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Regency operates, management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in national and local economic conditions, financial difficulties of tenants, competitive market conditions including pricing of acquisitions and sales of properties and out parcels, changes in expected leasing activity and market rents, timing of acquisitions, development starts and sales of properties and out parcels, weather, obtaining governmental approvals and meeting development schedules.

During the quarter, Regency's corporate representatives may reiterate these forward-looking statements during private meetings with investors, investment analysts, the media and others. At the same time, Regency will keep this information publicly available on its web site www.regencycenters.com.